Exhibit 99

Wednesday November 16, 9:00 am ET

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. POSTS $27,621 IN 3rd QUARTER NET

INCOME ON HIGHER U. S. UNIT SALES, IMPROVED PROFIT MARGINS

LITTLE ELM, TX, November 16, 2005—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported net income of $27,621 for the three months ended September 30, 2005, largely due to a 9.5% increase in domestic unit sales, a dramatic improvement in gross profit margins, and higher interest income. As a result of these developments, the Company’s net operating loss dropped sharply, to $171,330 compared with a loss of $1.16 million in the third quarter last year.

The improvement in gross profit margins and overall operating results in the quarter stemmed mainly from lower unit costs and a more profitable mix of domestic and international sales, as well as lower operating expenses; domestic sales prices per unit are higher than those for international sales. Gross profit margins rose to 41.7% in the third quarter from 22.6% in the year-ago quarter. International sales declined in the three-month and nine-month periods ended September 30 because of a large order received in the 2004 third quarter under the Bush Administration’s global HIV/AIDS initiative. As the Company reported on November 2nd, it has received a second contract under this program. The Company anticipates that it will begin shipping VanishPoint® syringes under this contract in the fourth quarter of 2005.

For the third quarter ended September 30, 2005, diluted net loss per share was $0.01, compared with diluted earnings per share of $1.91 for the same 2004 period. The prior period results reflected the receipt of $65.2 million in cash from the settlement of Retractable’s federal antitrust lawsuit against Becton Dickinson & Co. (BD). Diluted loss per share for the nine-month period ended September 30 was $0.12, compared with $2.10 in diluted earnings per share for the same 2004 period.

The loss from operations for the nine months ended September 30, 2005 was approximately $3.0 million, an improvement of $2.8 million over the same period last year. The $1.1 million improvement in gross profit for the nine-month period was complemented by a $1.7 million decline in operating expenses, mostly due to a $2.4 million decrease in legal costs incurred in the Company’s successful litigation with BD and NMT Group PLC.

Further details are available in the Form 10-Q filed on November 14, 2005 with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs;

the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other syringe marketers, specifically BD, in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com